CONSTANT CONTACT, INC.

Restricted Stock Unit Agreement (for Former [                    ] Employees)

Under 2011 Stock Incentive Plan

(Time-Based Vesting)

AGREEMENT made between Constant Contact, Inc., a Delaware corporation (the “Company”), and             (“you”) as of this         day of         , 20        , immediately after the closing of the transactions contemplated by                     , dated as of ,             ,         20        , (the “Effective Date”).

For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:

1. Grant of RSUs.

Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement and in the Constant Contact, Inc. 2011 Stock Incentive Plan (the “Plan”), the Company has granted you Restricted Stock Units (“RSUs”) providing you with the right to receive              shares of common stock (“Common Stock”), $0.01 par value per share, of the Company (the “Shares”).

2. Vesting and Forfeiture.

(a) While you remain employed by, or engaged to provide services on an individual basis to, the Company, 40% of the RSUs will vest on the first anniversary of the Effective Date and 60% of the RSUs will vest on the second anniversary of the Effective Date, such that 100% of the RSUs will be fully vested on the second anniversary of the Effective Date. The date upon which any of the RSUs vest will be considered a “Vesting Date” for the RSUs that vest on that date. Any fractional Shares that would otherwise vest as of a particular date will be rounded down and carried forward to the next Vesting Date until a whole Share can be issued.

(b) Except as set forth in the following sentence and absent any contrary provision in the Plan or any other applicable plan or agreement, if you cease to be employed by, or engaged to provide services on an individual basis to, the Company for any reason or no reason, you will immediately and automatically forfeit all rights to any of your RSUs that have Vesting Dates after the date your employment or other service providing relationship with the Company ends. If your employment with the Company is terminated by the Company other than for Cause (as defined below), in each case on or prior to the second anniversary of the Effective Date, all then unvested RSUs shall become vested in full as of the effective date of such termination, which date shall be considered a Vesting Date for purposes of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement (including Section 3 below), the Company shall have no obligation to deliver to you (or any other person) any Shares with respect to any RSUs that vest by operation of this Section 2(b) unless (i) you sign and deliver to the Company a release of claims in the standard form then used by the Company as provided by the Company (the “Release”) and (ii) such Release becomes irrevocably effective in accordance with its terms within 60 days after your termination of employment (or such shorter period as the Company may specify). “Cause” means (A) your willful misconduct, (B) your failure to perform your reasonably-assigned duties and responsibilities to the Company if such failure has not been cured by you within thirty (30) days after written notice to you by your direct supervisor describing such failure in reasonable detail, (C) any breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Company and you or any of the Company’s written policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics and its written policies and procedures regarding sexual harassment, computer access and insider trading if such material breach is not cured by you within thirty (30) days after written notice to you by your direct supervisor (except with respect to any material breach of any nondisclosure, non-competition or non-solicitation agreement or the Company’s insider trading policies which shall not be subject to such thirty (30) day cure period), or (D) your conviction of, or plea of guilty or nolo contendere to, (x) any felony or (y) with respect to your employment, any misdemeanor that is materially injurious to the Company, in each case (A) through (D), as determined by the Company, which determination shall be conclusive. You shall be considered to have been discharged for Cause if the Company determines, within 30 days after the termination of your employment, that discharge for Cause was warranted and shall then forfeit or, for shares already sold, promptly pay the disposition value to the Company for any portions of the RSU that vested based on the earlier determination of a termination without Cause.

3. Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), after each Vesting Date, the Company will issue to you (or your estate, or an account at a brokerage firm designated by the Company), within three (3) business days following such Vesting Date, one Share for each RSU that vested on such Vesting Date. Until each applicable Vesting Date, you will have no rights to any Shares, and until the Company delivers the Shares to you, you will not have any rights associated with such Shares, including without limitation voting rights, dividends or dividend equivalents.

4. Transferability.

The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.

5. Withholding Taxes.

(a) You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements, as determined by the Company (“Withholding Taxes”).

(c) You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.

(d) Without limiting the generality of the foregoing Section 5(c), except as provided in the next sentence, the Company shall withhold a number of Shares issuable in payment of any vested RSUs having a Fair Market Value, as of the Vesting Date of such RSUs, equal to the Withholding Taxes with respect to such RSUs. If the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Taxes in such method, the Company may satisfy such Withholding Taxes by any one or combination of the following methods: (i) by requiring you to pay such Withholding Taxes in cash or by check; (ii) by deducting such Withholding Taxes out of any other compensation otherwise payable to you by the Company; and/or (iii) by allowing you to surrender shares of Common Stock which (x) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by you for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to such Withholding Taxes. The Company is hereby authorized to take such actions as are necessary to effect the withholding of any and all such Withholding Taxes in accordance with this Section 5(d). For purposes of this Section 5(d), the “Fair Market Value” of a Share as of any date shall be equal to the last reported sale price of the Common Stock on the NASDAQ Stock Market (or any other stock exchange or over-the-counter market on which the Company’s Common Stock is then traded) on such date.

6. Securities Laws.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.

7. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not otherwise defined in the Agreement shall have the same meaning as in the Plan.

8. Miscellaneous.

(a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(b) Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f) Notice. Except as provided in Section 8(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Human Resources Officer / General Counsel) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means or allow you to provide notices by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j) Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; and (iv) are fully aware of the legal and binding effect of this Agreement.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Company has caused this grant to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

CONSTANT CONTACT, INC.

By:
Name:
Title:

Dated:

PARTICIPANT’S ACCEPTANCE

By signing below (or by accepting the foregoing grant through such other means as may be established by the Company or its third-party administrator from time to time), I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Plan.

PARTICIPANT:

Address:

Dated: